Filed Pursuant to Rule 424(b)(3)

Registration No. 333-298609

Prospectus Supplement No. 1

(to Prospectus dated August 28, 2026)

UP TO 154,623,867 ORDINARY SHARES

OF

AIR GLOBAL PLC

This prospectus supplement amends and supplements the prospectus dated August 28, 2026 (the “Prospectus”), which forms part of our registration statement on Form F-1 (No. 333-298609). This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on September 11, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “AIIR.” On September 10, 2026, the last reported sale price of our ordinary shares as reported on Nasdaq was $7.68 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 11, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September, 2026

Commission File Number: 001-43297

AIR Global PLC

(Translation of registrant’s name into English)

Festival Office Tower

Dubai Festival City, 7th Floor

Dubai

United Arab Emirates

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

As previously reported, on May 11, 2026, AIR Global PLC (the “Company”) entered into a forward purchase agreement with Harraden Circle Investors, LP, Harraden Circle Special Opportunities, LP, Harraden Circle Strategic Investments, LP and Harraden Circle Concentrated, LP (collectively, “Harraden”), pursuant to which Harraden purchased for a prepaid cash amount 5,000,000 Class A ordinary shares of Cantor Equity Partners III, Inc. (“CAEP”), which shares were exchanged for Company ordinary shares upon the consummation of the business combination between the Company and CAEP (the “Forward Purchase Agreement”). On September 10, 2026 (the “Settlement Date”), the Company fully settled the Forward Purchase Agreement with Harraden. With respect to the 5,000,000 shares initially subject to the Forward Purchase Agreement, Harraden sold 2,970 shares on the open market and paid to the Company on the Settlement Date $31,152.02 therefor. On the Settlement Date, Harraden returned the remaining 4,997,030 shares (the “Recycled Shares”) to the Company, which cancelled the Recycled Shares upon their receipt. As a result, all obligations under the Forward Purchase Agreement have been fully satisfied.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 11, 2026

AIR Global PLC

By: /s/ Stuart Brazier

Name: Stuart Brazier

Title: Chief Executive Officer